Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS SOUTH JERSEY SYDNEY MYANMAR ALLIANCES IN MEXICO

November 2, 2026

Hall Chadwick Acquisition Corporation

c/o Harneys Fiduciary (Cayman) Limited

P.O. Box 10240

Grand Cayman KY1-1002,

Cayman Islands

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Hall Chadwick Acquisition Corp., a Cayman Islands exempted company (“HCAC” or the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of the securities of Domesticated HCAC (as defined below) to be issued in connection with the business combination contemplated by the Business Combination Agreement, dated as of May 31, 2026 (the “Business Combination Agreement”), by and among the Company, HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and REEcycle Holdings, Inc., a Delaware corporation, pursuant to a Registration Statement on Form S-4 initially filed by the Company and REEcycle Holdings, Inc., as co-registrant, with the Commission on October 1, 2026, File No. 333-299219, and amended on November 2, 2026 (the “Registration Statement”). On November 24, 2025, the Company consummated its initial public offering of 20,700,000 units of the Company, including the full exercise of the underwriters’ over-allotment option (collectively, the “Units”), with each Unit consisting of one Class A ordinary share of the Company, $0.0001 par value (the “Ordinary Shares”), and one right to receive one-tenth (1/10) of one Ordinary Share upon the consummation of an initial business combination (the “Share Rights”). The Share Rights were issued under a Share Rights Agreement, dated November 20, 2025 (the “Share Rights Agreement”) entered into by the Company and Continental Stock Transfer & Trust Company LLC, as Share Rights Agent, and the Units were issued pursuant to the terms of an underwriting agreement, dated November 20, 2025 (the “Underwriting Agreement”) executed by the Company, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC and Clear Street LLC (the “Underwriters”).

Duane Morris llp
901 NEW YORK AVENUE N.W., SUITE 700 EAST WASHINGTON, DC 20001-4795	PHONE: +1 202 776 7800 FAX: +1 202 776 7801

Hall Chadwick Acquisition Corporation November 2, 2026 Page 2

Pursuant to the Business Combination Agreement, HCAC has agreed to change its jurisdiction of incorporation to Delaware (the “Domestication”) by effecting a deregistration under Section 206 of the Companies Act (As Revised) of the Cayman Islands and domesticate as a Delaware corporation (“Domesticated HCAC”) in accordance with Section 388 of the General Corporation Law of the State of Delaware by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of Domesticated HCAC with the Secretary of State of the State of Delaware. Pursuant to the terms of the Business Combination Agreement, immediately prior to the Domestication, each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of HCAC (a “HCAC Class B Ordinary Share”) shall convert automatically, on a one-for-one basis, into one (1) Class A ordinary share, par value $0.0001 per share, of HCAC (a “HCAC Class A Ordinary Share”). Upon the effectiveness of the Domestication, pursuant to the terms of the Business Combination Agreement, (i) each then issued and outstanding HCAC Class A Ordinary Share (other than any HCAC Class A Ordinary Shares included in the units issued by HCAC in its initial public offering) shall convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001, of Domesticated HCAC (the “Domesticated HCAC Common Stock”); (ii) each then issued and outstanding right to receive one-tenth (1/10) of one (1) HCAC Class A Ordinary Share (a “HCAC Right”) (other than any HCAC Rights included in the units issued by HCAC in its initial public offering) shall convert automatically, on a one-for-one basis, into a right to acquire one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock (a “Domesticated HCAC Right”); and (iii) to the extent not separated before the Domestication, each then issued and outstanding unit issued by HCAC in its initial public offering shall convert automatically, on a one-for-one basis, into a unit of Domesticated HCAC representing one (1) share of Domesticated HCAC Common Stock and one (1) Domesticated HCAC Right (a “Domesticated HCAC Unit”).

Pursuant to the terms of the Business Combination Agreement, following the Domestication Merger Sub shall merge with and into REEcycle Holdings, Inc. (the “Merger”), with REEcycle Holdings, Inc. being the surviving corporation and continuing as a direct wholly-owned subsidiary of Domesticated HCAC. Pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger, each share of REEcycle Holdings, Inc.’s common stock that is issued and outstanding (other than Excluded Shares and Dissenting Shares, each as defined in the Business Combination Agreement) shall automatically be canceled and converted into the right to receive shares of Domesticated HCAC Common Stock. Furthermore, pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger, (i) each Domesticated HCAC Unit then issued and outstanding shall be automatically cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated HCAC Common Stock and one (1) Domesticated HCAC Right, and (ii) each Domesticated HCAC Right then issued and outstanding (including any Domesticated HCAC Right issued upon such cancellation) shall convert automatically into one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock pursuant to the Share Rights Agreement.

In addition, pursuant to Section 6.26 of the Business Combination Agreement, HCAC may issue or obligate itself to issue, before the Closing, up to 6,125,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, to such recipients and in such amounts as the board of directors of HCAC determines in its sole discretion (the “Additional HCAC Shares”). In addition, as described in the Registration Statement, at the effective time of the Merger, Domesticated HCAC will issue 787,500 shares of Domesticated HCAC Common Stock in exchange for financial advisory services rendered to REEcycle Holdings, Inc. in connection with the Business Combination (the “Advisory Shares”).

Effective immediately following the consummation of the Business Combination, Domesticated HCAC will be renamed REEcycle, Inc. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, agreements of the Company, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Units will be issued and sold in the manner described in the Registration Statement. As to questions of fact material to this opinion, we have relied upon certain representations of officers and employees of the Company.

Hall Chadwick Acquisition Corporation November 2, 2026 Page 3

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.	Upon (i) the effectiveness of the Domestication, including the filing of the certificate of corporate domestication of HCAC with the Secretary of State of the State of Delaware, and (ii) the filing of the Proposed Interim Certificate of Incorporation of Domesticated HCAC (included as Annex C to the proxy statement/prospectus included in the Registration Statement) (the “Interim Certificate of Incorporation”) with the Secretary of State of the State of Delaware, the issued and outstanding HCAC Class A Ordinary Shares (including those issued upon the conversion of the HCAC Class B Ordinary Shares immediately prior to the Domestication and any Additional HCAC Shares issued as HCAC Class A Ordinary Shares prior to the Domestication, but excluding those underlying units issued by HCAC in its initial public offering that have not been separated prior to the Domestication) will automatically convert by operation of law, on a one-for-one basis into duly authorized, validly issued, fully paid and non-assessable shares of Domesticated HCAC Common Stock. Upon (i) the effectiveness of the Domestication, (ii) the filing of the Interim Certificate of Incorporation with the Secretary of State of the State of Delaware, (iii) the filing of the Post-Closing Certificate of Incorporation (as defined below) with the Secretary of State of the State of Delaware and (iv) the effectiveness of the Merger, the shares of Domesticated HCAC Common Stock underlying the Domesticated HCAC Units (including the HCAC Class A Ordinary Shares underlying units issued by HCAC in its initial public offering that have not been separated prior to the Domestication), which shall be delivered to the holders of the Domesticated HCAC Units upon the automatic cancellation of the Domesticated HCAC Units at the effective time of the Merger, will be duly authorized, validly issued, fully paid and non-assessable.

2.	Upon (i) the effectiveness of the Domestication, (ii) the filing of the Interim Certificate of Incorporation with the Secretary of State of the State of Delaware, (iii) the filing of the Proposed Post-Closing Certificate of Incorporation of Domesticated HCAC (included as Annex E to the proxy statement/prospectus included in the Registration Statement) (the “Post-Closing Certificate of Incorporation”) with the Secretary of State of the State of Delaware and (iv) the effectiveness of the Merger, the shares of Domesticated HCAC Common Stock issuable upon the automatic conversion of the Domesticated HCAC Rights (including those issued upon the cancellation of the Domesticated HCAC Units at the effective time of the Merger) pursuant to the terms of the Share Rights Agreement (the “Right Shares”) will be duly authorized, validly issued, fully paid and non-assessable. No fractional Right Shares will be issued, and any fractional share will be rounded down to the nearest whole number.

3.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Interim Certificate of Incorporation with the Secretary of State of the State of Delaware, each issued and outstanding Domesticated HCAC Right (including those underlying Domesticated HCAC Units) will be a valid and binding obligation of Domesticated HCAC, enforceable against Domesticated HCAC in accordance with its terms under the laws of the State of New York.

4.	Upon (i) the effectiveness of the Domestication, (ii) the filing of the Post-Closing Certificate of Incorporation with the Secretary of State of the State of Delaware, and (iii) the effectiveness of the Merger, the shares of Domesticated HCAC Common Stock to be issued by Domesticated HCAC in the Merger as the Per Share Merger Consideration pursuant to and in the manner contemplated by the terms of the Business Combination Agreement will, upon issuance, be duly authorized and, when issued upon the terms and conditions set forth in the Registration Statement and the Business Combination Agreement, such shares of Domesticated HCAC Common Stock will be validly issued, fully paid and non-assessable.

5.	Upon (i) the effectiveness of the Domestication, (ii) the filing of the Post-Closing Certificate of Incorporation with the Secretary of State of the State of Delaware, (iii) the effectiveness of the Merger and (iv) the occurrence of the Milestone Event (as defined in the Business Combination Agreement), the shares of Domesticated HCAC Common Stock issuable as the Per Share Earnout Consideration pursuant to and in the manner contemplated by the terms of the Business Combination Agreement will, upon issuance, be duly authorized and, when issued upon the terms and conditions set forth in the Registration Statement and the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

Hall Chadwick Acquisition Corporation November 2, 2026 Page 4

6.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Post-Closing Certificate of Incorporation with the Secretary of State of the State of Delaware and (iii) the effectiveness of the Merger, the Additional HCAC Shares, consisting of up to 6,125,000 shares of Domesticated HCAC Common Stock issuable pursuant to Section 6.26 of the Business Combination Agreement to such recipients and in such amounts as the board of directors of HCAC determines in its sole discretion, will, upon issuance, be duly authorized and, when issued and delivered in accordance with the Business Combination Agreement and the resolutions of the board of directors of HCAC or Domesticated HCAC, as applicable, authorizing such issuance, against receipt of the consideration therefor (which shall not be less than the par value thereof) as determined by such board of directors, will be validly issued, fully paid and non-assessable. To the extent any Additional HCAC Shares are issued as HCAC Class A Ordinary Shares prior to the Domestication, such shares are addressed in paragraph 1 above.

7.	Upon (i) the effectiveness of the Domestication, (ii) the filing of the Post-Closing Certificate of Incorporation with the Secretary of State of the State of Delaware and (iii) the effectiveness of the Merger, the 787,500 Advisory Shares will, upon issuance, be duly authorized and, when issued and delivered in the manner described in the Registration Statement and in accordance with the resolutions of the board of directors of Domesticated HCAC authorizing such issuance, in consideration of the financial advisory services rendered to REEcycle Holdings, Inc. in connection with the Business Combination, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (the, “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this opinion letter of the laws of (i) Delaware or New York other than the Applicable Laws or (ii) any jurisdiction other than the State of Delaware and the State of New York, whether in any such case applicable directly or through the Applicable Laws. We express no opinion regarding any federal or state securities laws or regulations or as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the reference to this opinion and to Duane Morris LLP in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Duane Morris LLP